Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

Final For Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS THIRD QUARTER FISCAL 2009 RESULTS

Third Quarter Comparable Store Sales Decrease 5.1%

Fourth Quarter Comparable Store Sales Through December 6, 2009 Decrease 2.2%

Comparable Store Sales From Black Friday Through December 6, 2009 Increase 4.0%

ST. LOUIS, Mo. December 9, 2009– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 241 stores, today announced results for the thirteen and thirty nine-weeks ended October 31, 2009.

For the third quarter, the thirteen weeks ended October 31, 2009:

•     Net sales were $39.0 million, a decrease of 4.9% from $41.1 million for the thirteen-week period ended November 1, 2008, reflecting weak demand for our transitional fall product;

•     Comparable store sales decreased 5.1%, compared to an increase of 4.5% in the prior-year period;

•     Gross profit was $6.8 million, or 17.3% of net sales, compared to $9.0 million, or 21.9% of net sales, in the prior-year period, reflecting increased promotional activity and lower leverage on occupancy and buying costs;

•     Selling, general and administrative expenses were $13.5 million, or 34.6% of net sales, compared to $13.9 million, or 34.0% of net sales, in the prior-year period;

•     Impairment expense was $2.8 million, reflecting non-cash charges in connection with specific underperforming stores, compared to impairment expense of $2.6 million in the third quarter last year;

•     Operating loss was $9.5 million, compared to $7.6 million in the third quarter last year; and

•     Net loss was $10.2 million or ($1.38) per share, compared to $8.3 million, or ($1.18) per share in the third quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “In a period that typically represents a seasonal loss for our Company, and despite tougher sales comparisons from last year, we continued to successfully manage our inventory levels, control our operating expenses and maintain compliance with our debt covenants.  Our quarter end balance sheet included a 14% decline in inventory.  Although comparable store sales declined for the quarter and were below our expectations, consumer response to our boot offerings across key categories was strong.  This led to a strengthening in sales as the quarter progressed with positive comp sales recorded in October.”

“As we look ahead, we are well positioned to deliver sales growth and improved operating performance in the fourth quarter.  While our comparable stores sales are down 2.2% in the fourth quarter through December 6, 2009, holiday sales are encouraging with comparable store sales up 4.0% from Black Friday, November 27, 2009, through December 6, 2009, reflecting continued momentum in boots.  We remain confident that our compelling footwear assortments and continued financial discipline will enable us to generate improved operating results and adjusted EBITDA during the fourth quarter.  We are also excited by a favorable response to our early spring product that was delivered to warm weather stores.”

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2009. The Company’s Quarterly Report on Form 10-Q, issued today and the Company’s Annual Report on Form 10-K disclose additional information regarding its debt agreements and provide additional disclosure regarding the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

For the first nine months of fiscal 2009, the thirty-nine weeks ended October 31, 2009:

•     Net sales were $127.7 million, a slight decrease from $128.2 million for the thirty-nine week period ended November 1, 2008;

•     Comparable store sales increased 0.2%, compared to a decrease of 0.8% in the first nine months of 2008;

•     Gross profit was $32.4 million, or 25.4% of net sales, compared to $33.1 million, or 25.8% of net sales, in the first nine months of 2008;

•     Selling, general and administrative expenses were $41.9 million, or 32.8% of net sales, compared to $43.2 million, or 33.7% of net sales in the first nine months of 2008;

•     Impairment expense was $2.8 million, reflecting non-cash charges in connection with specific underperforming stores, compared to impairment expense of $2.6 million in the first nine months of 2008;

•     Operating loss was $12.6 million, compared to $13.1 million in the first nine months of 2008; and

•     Net loss was $14.7 million or ($2.01) per share, compared to $15.5 million, or ($2.20) per share in the first nine months of 2008.

Conference Call

The Company announced that it will conduct a conference call to discuss its third quarter fiscal 2009 results today, Wednesday, December 9, 2009 at 9:00 a.m. Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00006E49.  A replay of this call will be available until December 16, 2009 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 338777. The webcast will remain available until March 8, 2010 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE

INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended October 31, 2009	Thirteen Weeks Ended November 1, 2008	Thirty-nine Weeks Ended October 31, 2009	Thirty-nine Weeks Ended November 1, 2008
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$39,042	$41,075	$127,739	$128,181
Cost of merchandise sold, occupancy, and buying expenses	32,276	32,078	95,354	95,055
Gross profit	6,766	8,997	32,385	33,126

Operating expenses
Selling	9,656	9,931	29,641	30,838
General and administrative	3,872	4,016	12,270	12,411
Loss on disposal of property and equipment	3	67	298	321
Impairment of long-lived assets	2,762	2,610	2,762	2,610
Operating loss	(9,527)	(7,627)	(12,586)	(13,054)

Interest expense	(681)	(768)	(2,179)	(2,297)
Other income, net	41	52	93	95
Loss before income taxes	(10,167)	(8,343)	(14,672)	(15,256)

Income tax expense	―	―	―	223

Net loss	$(10,167)	$(8,343)	$(14,672)	$(15,479)

Basic loss per share	$(1.38)	$(1.18)	$(2.01)	$(2.20)
Diluted loss per share	$(1.38)	$(1.18)	$(2.01)	$(2.20)

Weighted average shares outstanding
Basic	7,383	7,056	7,309	7,036
Diluted	7,383	7,056	7,309	7,036

Cash Flow Data
Cash used in operating activities			$(3,016)	$(13,699)
Cash used in investing activities			(332)	(713)
Cash provided by financing activities			3,378	14,394
Net increase (decrease) in cash			30	(18)

Supplemental Data
Comparable store sales increase (decrease)	(5.1% )	4.5%	0.2%	(0.8% )
Gross profit percentage	17.3%	21.9%	25.4%	25.8%
Number of stores at end of period			241	241

Bakers Footwear Group, Inc. Balance Sheet Data	October 31, 2009	November 1, 2008
(in thousands)	Unaudited	Unaudited
Cash	$165	$142
Accounts receivable	1,581	1,413
Inventories	23,335	27,184
Other current assets	978	1,235
Current assets	26,059	29,974

Property and equipment, net	26,184	35,655
Other assets	934	1,044
	$53,177	$66,673

Accounts payable	$12,558	$7,329
Revolving credit facility	16,694	20,249
Subordinated secured term loan	3,375	5,346
Subordinated convertible debentures	4,000	4,000
Other current liabilities	10,731	10,001
Current liabilities	47,358	46,925

Other noncurrent liabilities	9,364	9,931
Shareholders’ equity (deficit)	(3,545)	9,817
	$53,177	$66,673

Table I:  Reconciliation of Net Loss to Adjusted EBITDA

	Thirteen Weeks Ended October 31, 2009	Thirteen Weeks Ended November 1, 2008	Thirty-nine Weeks Ended October 31, 2009	Thirty-nine Weeks Ended November 1, 2008
Net loss	$(10,167)	$(8,343)	$(14,672)	$(15,479)
Interest expense	681	768	2,179	2,297
Depreciation expense	1,621	1,944	5,021	5,974
Provision for income taxes	―	―	―	223
Loss on disposal of property and equipment	3	67	298	321
Impairment of long-lived assets	2,762	2,610	2,762	2,610
Stock based compensation expense	85	154	491	455
Adjusted EBITDA	$(5,015)	$(2,800)	$(3,921)	$(3,599)

Adjusted EBITDA is calculated in accordance with the terms of our Subordinated Secured Term Loan. Adjusted EBITDA is defined as net income (loss) before deducting interest expense, income taxes, depreciation, gains or losses on disposal of property and equipment, impairment expense, and stock based compensation expense. Adjusted EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. The Company believes that adjusted EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost) and is also used to determine compliance with a financial covenant in our Subordinated Secured Term Loan. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies. Adjusted EBITDA may not, however, be comparable in all instances to other similar types of measures.